EXHIBIT 10.9

EQUIPMENT PURCHASE AGREEMENT

By and between

VIRTUALSCOPICS, LLC

And

UNIVERSITY OF ROCHESTER MEDICAL CENTER

EQUIPMENT PURCHASE AGREEMENT

This EQUIPMENT PURCHASE AGREEMENT (“Agreement”) is made as of the 17th day of December, 2003, by and between VIRTUALSCOPICS, LLC (“VS”) with an office at 350 Linden Oaks, Rochester, New York, 14625 and the UNIVERSITY OF ROCHESTER MEDICAL CENTER, an unincorporated division of the University of Rochester, an education corporation formed under the laws of the State of New York (“URMC”) with an office at 601 Elmwood Avenue, Rochester, New York 14642 (each individually referred to herein as “Party” and collectively as “Parties”).

RECITALS:

WHEREAS, prior to the execution of this Agreement, VS purchased from General Electric Medical Systems, Inc. (“GEMS”) a certain General Electric Medical Systems Signa Twin Speed MRI 1.5T with Excite Platform as specifically identified on Exhibit A attached hereto (the “Equipment”), used to generate three dimensional magnetic resonance images; and

WHEREAS, VS holds sole title to the Equipment and is the sole beneficial owner of the Equipment; and

WHEREAS, VS desires to sell the Equipment to URMC but retain rights to use the Equipment after the consummation of the sale to URMC; and

WHEREAS, URMC desires to purchase the Equipment from VS and own, maintain and operate the Equipment at Strong Memorial Hospital (“SMH”) an unincorporated division of the University of Rochester and an affiliate of URMC; and

THEREFORE, VS agrees to sell the Equipment to URMC and URMC agrees to purchase the Equipment on the terms and conditions set forth below:

PROVISIONS:

1.    Payment.  URMC agrees that the purchase price for the Equipment shall be Two Million Three Hundred Thousand Dollars ($2,300,000.00), of which URMC agrees to pay to VS a cash payment of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) (the “Payment”) in three separate installments. The first installment shall be in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) and shall be due within ten (10) business days of the date that this Agreement is executed by the Parties. The second installment shall be in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) and shall be due (i) within ten (10) business days of the date that the Equipment is delivered to URMC or (ii) on December 31, 2003, whichever is earlier, provided that URMC shall not be required to make such payment before the Equipment has been delivered. The third installment shall be in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) and shall be due within ten (10) business days of the date that URMC accepts the Equipment under Section 3 hereof. Installments shall be paid in certified funds or by wire transfer. The balance of the purchase price shall be paid by URMC performing the covenants and agreements set forth herein including, without limitation, providing VS with its use rights set forth herein.

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2.    Delivery, Improvements and Installation. URMC agrees that it shall, at its sole expense, improve an area(s) at 601 Elmwood Avenue, Rochester, New York (“Business Premises”) that is suitable in all respects for the delivery, installation and use of the Equipment, including without limitation, electrical power and outlets, by December 31, 2003. URMC shall provide written notice to VS of the date that improvements are complete. Within ten (10) business days thereafter, VS shall cause the equipment to be delivered to URMC. GEMS’ written assurances that it will provide all transportation, delivery and installation of the Equipment to the Business Premises at no additional charge to VS or URMC. Such written assurance is attached hereto as Exhibit B. URMC shall take delivery of the Equipment at the Business Premises. VS shall transfer its right, if any, to require GEMS to pay transportation installation or training cost as part of VS initial purchase of the Equipment. All supplies, including utilities, consumed or required for operation, maintenance and repair of the Equipment shall be furnished and paid for by URMC, other than those supplies required by VS relating to use and operation of the Equipment. VS acknowledges that URMC will incur considerable expense to make the improvements necessary to take delivery of the Equipment.

3.    Acceptance. The Equipment shall be subject to inspection and testing by URMC upon delivery and installation notwithstanding prior payment of installments by URMC. URMC reserves the right to reject the Equipment if it is established through inspection and testing that the Equipment does not perform according to the manufacturer’s published performance specifications, which are attached hereto as Exhibit C. URMC shall provide VS written notice of rejection within ten (10) business days of the date the installation of the Equipment is complete. If the Equipment is rejected due to nonconformity with the requirements of Exhibit C, VS shall have the right to attempt to cure the nonconformity, at its cost, by arranging for GEMS to repair or replace the Equipment so that it does perform according to the manufacturer’s published performance specifications. If VS is unable to cure the nonconformity within a commercially reasonable time, not to exceed sixty (60) days from the date of notice of rejection, it shall, agree to take back the Equipment and refund URMC the portion of the purchase price paid. Title to the Equipment shall pass from VS to URMC upon URMC’s acceptance of the Equipment and payment of the third installment of the Payment.

4.    Use of Equipment.

(a)    URMC agrees that VS, for a period of seven years following the date that the Equipment is fully installed, operational and accessible to VS (the “Term”), shall be allowed to use and operate the Equipment as set forth below:

(i)    during the first three (3) years of the Term, VS shall have the exclusive right to access and use the Equipment for eighteen (18) hours each week from 6:00 a.m. to 12:00 a.m. on Tuesday or such other day of the week as may be mutually agreed upon in writing by the parties, and

(ii)    during the next four (4) years immediately succeeding the initial three (3) years of the Term, VS shall have the exclusive right to access and use the Equipment for twelve (12) hours each week from 6:00 a.m. to 6:00 p.m. on Saturdays.

(b)    URMC agrees to allow VS’s employees and permitted contractors access to and exclusive use of the Equipment and premises where the Equipment is located during the time periods set forth in subsection (a) of this provision, subject to the right of URMC and its contractors to access the Equipment to make repairs or perform maintenance where such activities are not normal and customary repairs and maintenance but are urgent and time sensitive or time is otherwise of the essence to make repairs. URMC shall make every commercially reasonable effort to make repairs and perform maintenance on days other than days VS has exclusive rights to access and use the Equipment.

(c)    URMC shall provide VS’s employees and permitted contractors the necessary documentation and security clearance to access the Equipment during the time periods set forth in subsection (a) of this provision.

(d)    Notwithstanding anything herein to the contrary, URMC shall not be liable to VS for damages of any kind should the Equipment become unavailable during the time periods set forth in subsection (a) due to any reason beyond URMC’s control, including but not limited to (i) Equipment failure which is not the result of an act or omission of URMC and provided URMC is taking all commercially reasonable steps to repair the Equipment or (ii) federal, state or municipal action, statute, ordinance or regulation, strike or other labor trouble, fire or other act of God.

(e)    Upon execution of this Agreement and until the beginning of the Term, VS shall have the exclusive right to access and use the “Alternative Equipment” not less than 7 hours per week during the hours of 7:00 a.m. through 12:00 a.m. Monday through Saturday, preferably Monday through Friday and as mutually agreed by URMC and VS. Alternative Equipment means a Magnetic Resonance Imaging unit sufficient for VS to perform its services located within a 20 mile radius of the URMC Rochester campus.

(f)    VS shall ensure that all VS patients and research subjects who enter the premises where the Equipment (or Alternative Equipment, as applicable) is located, and receive services or participate in research using the Equipment (or Alternative Equipment), understand that VS is solely providing the services/conducting the research in question, and that URMC, Strong Memorial Hospital and their affiliates are not involved in such services or research in any way.

(g)    During the Term of this Agreement, VS shall maintain commercial general liability insurance with minimum coverage of $1 million per claim/$2 million annual aggregate and an excess liability policy with a minimum of $3 million combined single limit. URMC shall be named as an additional insured on VS’s liability insurance policies, and certificates of insurance and other evidence of liability insurance coverage shall provide for thirty (30) days prior written notification to URMC of the cancellation or termination of said insurance. VS shall also maintain Workers’ Compensation insurance coverage as required by law. Written evidence of all insurance coverage will be provided to URMC upon execution of this Agreement and within five (5) business days of any subsequent request by URMC.

5.    Assignment of Warranty; Maintenance and Repairs.  VS shall assign any and all manufacturer’s warranties associated with the Equipment to URMC upon acceptance, as herein defined. GEMS’s consent to the same is attached hereto as Exhibit B. Consent to the Assignment must be documented in writing by a suitable representative of GEMS. URMC, at its sole expense, shall cause the Equipment to be maintained and kept in good repair according to the manufacturer’s specifications for the entire Term, annexed hereto as Exhibit C.

6.    Disclaimer of Warranties. URMC ACKNOWLEDGES THAT VS DOES NOT MANUFACTURE THE EQUIPMENT NOR DOES VS REPRESENT THE MANUFACTURER OF THE EQUIPMENT. URMC IS SATISFIED THAT THE EQUIPMENT IS SUITABLE AND FIT FOR URMC’S PURPOSES. VS MAKES NO WARRANTY EITHER EXPRESS OR IMPLIED, AS TO, WITHOUT LIMITATION, QUALITY, CONDITION, MERCHANTABILITY, DESIGN, CAPACITY, WORKMANSHIP OR PERFORMANCE OF THE EQUIPMENT, OR ITS FITNESS FOR ANY PARTICULAR PURPOSE. URMC ACKNOWLEDGES THAT IT IS NOT RELYING ON VS’S SKILL OR JUDGMENT TO SELECT OR FURNISH GOODS SUITABLE FOR ANY PARTICULAR PURPOSE AND THAT THERE ARE NO WARRANTIES FROM VS CONTAINED IN THIS AGREEMENT. VS SHALL NOT BE LIABLE FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OF THE EQUIPMENT WHEN USED BY URMC OR ITS USE BY URMC, UNLESS SUCH DAMAGES ARISE FROM THE NEGLIGENCE OR MISCONDUCT OF VS OR ITS EMPLOYEES OR AGENTS.

7.    Risk of Loss. URMC assumes the entire risk of loss to the Equipment upon transfer of title and upon taking possession of the Equipment, provided that VS shall be solely responsible for any loss that results from the negligence or misconduct of its employees, agents, or other individuals acting at VS’s direction. URMC shall be solely responsible for any loss that results from the negligence or misconduct of its employees, agents or other individuals acting at the direction of URMC before transfer of title. Each party shall advise the other, in writing, promptly of the circumstances and extent of any damage of which it becomes aware. If the Equipment is irreparably damaged, lost or stolen, URMC shall replace it with like equipment approved by VS, which approval shall not be unreasonably withheld. If the Equipment can be repaired after a loss, URMC shall promptly effect such repairs as necessary to meet the specifications required of the Equipment in this Agreement. Such repairs will be made at URMC’s sole expense unless the loss is the responsibility of VS as set forth in this Section 7.

8.    Maintenance and Repairs. URMC, at its sole expense, shall cause the Equipment to be maintained and kept in good repair according to the manufacturer’s specifications for the entire Term. URMC agrees that during the first year of the Term it shall, at its sole expense, pay for a Maintenance Agreement pursuant to which GEMS shall maintain the Equipment, a copy of the Maintenance Agreement is annexed hereto as Exhibit D. For the balance of the Term, URMC, at its sole expense, shall maintain the Equipment according to the strict manufacturer's specifications and guidelines as annexed hereto as Exhibit C.

9.    Representations and Warranties of URMC. URMC represents and warrants that it has full power and authority to execute, deliver and perform its obligations in accordance with this Agreement; and the execution and delivery of this Agreement will not violate any agreement governing URMC or to which URMC is a party.

10.   Taxes and Costs. VS shall pay sales tax on its purchase of the Equipment, if any, and all taxes due on its use of the Equipment, if any. URMC represents and warrants that it qualifies as tax-exempt under Section 501(c)(3) of the Internal Revenue Service Code and is exempt from New York State taxes, and that it is not required to pay any taxes as a direct result of its purchase of the Equipment hereunder.

11.   Intellectual Property. VS’s use of the Equipment as described in Section 4 above is a right accorded to it as partial payment by URMC for the Equipment. Accordingly, URMC acknowledges and agrees that such use shall not be deemed the use of URMC resources or otherwise give URMC ownership rights in any Intellectual Property (as defined below) of VS. "Intellectual Property" means any and all ideas, inventions, formulas, processes, methods, apparatuses, machines, patents, trademarks, trade names, service marks, copyrightable works, programs, improvements, discoveries, inventions, creations, trade secrets, techniques, routines, ideas for formula, original works of authorship, computer software programs, databases, business concepts, plans, projections and other similar items that VS has conceived, designed, devised, developed, perfected or made through VS's use of the Equipment and all know-how related thereto.

12.   General Indemnity.

(a)    URMC shall defend and indemnify VS against, and shall hold VS harmless from, any claims made by any person or entity as a result of injuries, damages, expenses and losses incurred by such a person or entity, including without limitation such person's or entity's and VS's reasonable legal costs and attorneys’ fees (hereinafter, "Liabilities"), arising out of or relating to URMC’s acts, omissions, negligence or intentional misconduct in the performance or failure to perform pursuant to this Agreement. This provision shall survive the termination or expiration of this Agreement.

(b)    VS shall defend and indemnify the URMC against, and shall hold URMC harmless from, any claims made by any person or entity as a result of injuries, damages, expenses and losses incurred by such a person or entity, including without limitation such person's or entity's and URMC's reasonable legal costs and attorney's fees (hereinafter, "Liabilities"), arising out of or relating to VS's acts, omissions, negligence or intentional misconduct in the performance or failure to perform pursuant to this Agreement. This provision shall survive the termination or expiration of this Agreement.

13.   Waiver. Either party's failure to insist on performance of any of the terms or conditions in this Agreement shall not thereafter waive any other terms, conditions, or privileges, whether of the same or similar type.

14.    Assignment. None of VS's rights or obligations under this Agreement may be delegated or assigned to another person or party without the written consent of URMC, provided, however, if VS sells all or substantially all of its assets or ownership interest, the purchaser thereof shall be entitled to assignment of all of VS’s rights hereunder without URMC’s consent.

15.    Debarment. VS certifies that neither it nor any of its Principals (officers, directors, owners, partners, key employees, principal investigators, researchers or management or supervisory personnel) is presently debarred, suspended, proposed for debarment, declared ineligible or excluded from participation in this transaction or in any federal grant, benefit, contract or program (including but not limited to Medicare and Medicaid and Federal Health Care Programs) by any Federal department or agency. (See Executive Orders 12549 and 12689, 45 CFR part 76, 48 CFR part 9; 42 USC sect. 1320a-7). To the extent necessary to the assure accuracy of its certification, VS agrees to conduct searches of the List of Parties Excluded from Federal Procurement and Nonprocurement Programs maintained by the General Services Administration (http://epls.arnet.gov/) and the List of Excluded Individuals and Entities maintained by the Department of Health and Human Services (http://oig.hhs.gov) prior to making its certification. VS acknowledges that the certification is a material representation of fact upon which URMC is relying in entering into this transaction. VS agrees to provide immediate written notice to URMC if it learns at any time that its certification was erroneous when submitted or if, during the term of this Agreement, it, or any of its Principals, is debarred, suspended, proposed for debarment, declared ineligible or excluded from participation in this transaction or in any federal grant, benefit, contract or program. If subcontracting is permitted by this Agreement, VS agrees that it will include this clause, without modification, in all subcontracts and subprojects, and in all solicitations for subcontract and subproject proposals. VS agrees that debarment, suspension, proposed debarment or suspension, ineligibility or exclusion of VS, or any of its Principals or subcontractors shall constitute cause for immediate termination of the use of the Equipment by such debarred person.

16.    Applicable law. This Agreement shall be governed by the laws of the State of New York, and the Parties commit to the jurisdiction and venue of the courts located in Monroe County, New York, to adjudicate any dispute arising under or relating to this Agreement.

17.    Privacy. In connection with the exercise of their rights under this Agreement, the Parties acknowledge that Protected Health Information of their respective patients, as defined in the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder (“HIPAA”), may be disclosed to the other Party by virtue of their shared use of the Equipment. Each Party agrees that it will not, and that it will ensure that its directors, officers and workforce will not, use or disclose such Protected Health Information for any purpose other than the proper use, maintenance and repair of the Equipment. The Parties shall use appropriate safeguards to prevent use or disclosure of Protected Health Information other than as permitted or required in this Agreement.

The Parties agree to fully cooperate with each other should further action be necessary to assure compliance with HIPAA. Each representative or member of the workforce of VS who will access the Equipment during the Term shall execute a Confidentiality Agreement in the form attached hereto as Exhibit E prior to such access.

18.    Integration. This agreement, together with its Exhibits, constitutes the entire contract of sale and purchase of the Equipment identified herein. No modification hereof shall be of any force or effect unless in writing and signed by the Party claimed to be bound thereby, and no modification shall be effected by the acknowledgment or acceptance of purchase order forms stipulating different conditions.

19.    No Liens. URMC shall not create or permit any lien or other encumbrance of any kind on the Equipment.

20.    Enforceability.  This Agreement shall be binding on URMC’s successors and assigns and shall be enforceable by VS’s successors and assigns.

21.    Notices. All notices hereunder shall be in writing and shall be deemed to have been delivered on the day of mailing if sent by registered or certified mail, postage prepaid and return receipt requested to the addresses set forth at the beginning of this Agreement.

22.    Cumulative Nature and Non-Exclusive Exercise of Rights and Remedies. All rights and remedies of the Parties pursuant to this Agreement shall be cumulative, and no such right or remedy shall be exclusive of any other such right or remedy. No single or partial exercise by a Party of any right or remedy pursuant to this Agreement or otherwise shall preclude any other or further exercise thereof, or any exercise of any other such right or remedy, by such Party.

23.    Court Costs; Attorneys' Fees. In the event of litigation to enforce the terms and conditions of this Agreement, the losing Party agrees to pay the prevailing Party's costs and expenses incurred including, without limitation, reasonable attorneys' fees.

UNIVERSITY OF ROCHESTER MEDICAL CENTER			VIRTUALSCOPICS, LLC

By:	/s/ C McCallister Evarts, MD	By:	/s/ Mikael Totterman

Title:	Sr. VP & Vice Provost for Health Affairs And CEO Strong Health Center	Title:	Chief Operating Officer

LIST OF EXHIBITS

Exhibit A  - Description of Equipment
Exhibit B -  GEMS’ Agreement to Provide Delivery and Installation, and Consent to Transfer of Warranty
Exhibit C - Manufacturer's Specifications
Exhibit D - Maintenance Agreement
Exhibit E - Form of Confidentiality Agreement

EXHIBIT A

Description of Equipment

EXHIBIT B

Manufacturer’s Specifications

EXHIBIT C

GEMS’ Consent to Assignment of Warranty

EXHIBIT D

Maintenance Agreement

EXHIBIT E

Form of Confidentiality Agreement